Exhibit 10.11

SIXTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT
AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT (the “Amendment”), dated effective as of March 16, 2014, is entered into by and between NORTECH SYSTEMS INCORPORATED, a Minnesota corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

A.            Company and Wells Fargo are parties to a Third Amended and Restated Credit and Security Agreement dated May 27, 2010 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

B.            The Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.             Definitions.  The following definitions are hereby amended or added to Exhibit A to the Credit Agreement as appropriate:

“2014 Capex Term Loan” means the 2014 Capex Term Loan in Section 1.7D.

“Advance” and “Advances” means an advance or advances under the Line of Credit , the Term Loan, the Equipment Term Loan, the Capex Term Loan, the 2012 Real Estate Term Loan or the 2014 Capex Term Loan.

“Sixth Amendment” means that certain Sixth Amendment to Third Amended and Restated Credit and Security Agreement dated as of March 16, 2014, by and between the Company and Wells Fargo.

“Hard Costs” shall mean, with respect to the purchase by any Borrower of an item of Eligible Equipment, the net cash amount actually paid to acquire title to such item, net of all incentives, trade in allowances, discounts and rebates, and exclusive of freight, delivery charges, installation costs and charges, software costs, charges and fees, warranty costs, taxes, insurance and other incidental costs or expenses and all indirect costs or expenses of any kind.

“Maturity Date” means (a) with respect to the Line of Credit, May 31, 2018, (b) with respect to the Term Loan, March 31, 2027, (c) with respect to the Equipment Term Loan, May 31, 2018, (d) with respect to the Capex Term Loan, May 31, 2018 and (e) with respect to the 2012 Real Estate Term Loan, December 31, 2027.

“Net Forced Liquidation Value” shall mean, as to Eligible Equipment, at any time, the value of such Eligible Equipment, determined on a forced liquidation basis, reduced by commissions, fees, costs and expenses reasonably contemplated in connection with the liquidation thereof, as set forth in the most recent appraisal delivered, at the sole cost and expense of Borrower, to Lender, as to the Eligible Equipment, in form, scope, and methodology acceptable to Lender and performed by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is permitted to rely.

“Net Orderly Liquidation Value” shall mean, as to Eligible Equipment, at any time, the value of such Eligible Equipment, determined on an orderly liquidation basis, reduced by commissions, fees, costs and expenses reasonably contemplated in connection with the liquidation thereof, as set forth in the most recent appraisal delivered, at the sole cost and expense of Borrower, to Lender, as to the Eligible Equipment, in form, scope, and methodology acceptable to Lender and performed by an appraiser acceptable to Lender, addressed to Lender and upon which Lender is permitted to rely.

“Term Loans” means collectively, the Term Loan, the Equipment Term Loan, the Capex Term Loan, the 2012 Real Estate Term Loan and the 2014 Capex Term Loan.

“Term Notes” means collectively, the Term Note, the Equipment Term Note, the Capex Term Note, the 2012 Real Estate Term Note and the 2014 Capex Term Note.

2.             Borrowing Base.  Section 1.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.2          Borrowing Base; Mandatory Prepayment.

(a)                                 Borrowing Base.  The borrowing base (the “Borrowing Base”) is an amount equal to:

(i)                                     85% or such lesser percentage of Eligible Accounts as Wells Fargo in its sole discretion may deem appropriate; provided that this rate may be reduced at any time by Wells Fargo’s in its sole discretion by one (1) percent for each percentage point by which Dilution on the date of determination is in excess of five percent (5.00%), plus

(ii)                                  the lesser of $3,000,000 or the sum of:

a.                                      30% or such lesser percentage of Eligible Finished Goods Inventory as Wells Fargo in its sole discretion may deem appropriate, plus

b.                                      the lesser of $2,000,000, or 20% or such lesser percentage of Eligible Raw Materials Inventory as Wells Fargo in its sole discretion may deem appropriate; less

(iii)                               the Availability Reserve; less

(iv)                              the Borrowing Base Reserve, less

(v)                                 the L/C Amount, less

(vi)                              Indebtedness (other than the L/C Amount and Indebtedness evidenced by the Term Note and/or the Reimbursement Agreement) that Company owes Wells Fargo that has not been advanced on the Revolving Note, less

(vii)                           Indebtedness (other than the L/C Amount and Indebtedness evidenced by the Term Note and/or the Reimbursement Agreement) that is not otherwise described in Section 1, including Indebtedness that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any Rate Hedge Agreement, derivative, foreign exchange, deposit, treasury management or similar transaction or arrangement extended to Company by Wells Fargo.

3.             2014 Capex Term Loan.  A new Section 1.7D shall be added to the Credit Agreement and read as follows:

“Section 1.7D       2014  Capex Term Loan.

(a)           2014 Capex Term Loan.  Wells Fargo shall extend the 2014 Capex Term Loan to Company through one or more Advances  (each a “2014 Capex Term Loan Advance”) which must be requested no later than May 31, 2015, in an aggregate amount not in excess of One Million Dollars ($1,000,000).  Each Advance must be in multiples of $1,000 and in the minimum amount of at least $100,000, provided, however, that Wells Fargo shall make no 2014 Capex Term Loan Advance if, after making it, the unpaid principal amount of the 2014 Capex Term Note would exceed the lesser of (i) eighty-five percent (85%) of the Hard Costs of the newly acquired Eligible Equipment, (ii) eighty-five percent (85%) of the Net Orderly Liquidation Value of the newly acquired Eligible Equipment, and (iii) one hundred percent (100%) of the Net Forced Liquidation Value of the newly acquired Eligible Equipment.

(b)           2014 Capex Term Note.  Company’s obligation to repay the 2014 Capex Term Loan and each 2014 Capex Term Loan Advance shall be evidenced by an installment promissory note (as renewed, amended, or replaced from time to time, the “2014 Capex Term Note”).

(c)           2014 Capex Term Loan Advances and Disbursements.  Company must request each 2014 Capex Term Loan Advance no later than 11:59 a.m. Central Time on the Business Day on which Company wishes the Advance to be disbursed. Wells Fargo shall deposit the proceeds of each 2014 Capex Term Loan Advance or to Company’s Operating Account, or disburse the proceeds in such other manner as the parties may agree in an Authenticated Record.  Upon request, Company shall confirm its request for a 2014 Capex Term Loan Advance in an Authenticated Record, and agrees that it shall repay the 2014 Capex Term Loan even if the Person requesting any 2014 Capex Term Loan Advance on behalf of Company lacked authorization.

(d)           Payments and Adjustments to Payments.  The unpaid principal amount of each 2014 Capex Term Loan Advance made under the 2014 Capex Term Note shall be paid in sixty equal monthly installments, beginning on the last day of the month following the month in which the 2014 Capex Term Loan Advance was made and on the last calendar day of each succeeding month until the earlier of May 31, 2018, or the Termination Date, when the unpaid principal and interest evidenced by the 2014 Capex Term Note shall be fully due and payable.  Installment payments may be adjusted by Wells Fargo from time to time to an amount that would fully amortize the Term Note in substantially equal payments of principal through March 16, 2019 (the “Assumed Maturity Date”).  If Wells Fargo disburses multiple 2014 Capex Term Loan Advances, the amount of subsequent payments may be increased to fully amortize the Term Note by the Assumed Maturity Date.  Payments shall be collected by Wells Fargo through a debit to the 2014 Capex Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree in an Authenticated Record.  Proceeds from the liquidation of Collateral acquired with 2014 Capex Term Loan proceeds will be applied to the2014  Capex Term Note.

(e)           Prepayments and Mandatory Prepayments.  Company may prepay the 2014 Capex Term Loan at any time.  If Wells Fargo obtains an appraisal of the Equipment at any time as permitted under this Agreement, and the appraisal shows the aggregate unpaid principal amount of the 2014 Capex Term Note to exceed the lesser of (a) eighty-five percent (85%) of the Net Orderly Liquidation Value of Eligible Equipment acquired with the proceeds of the 2014 Capex Term Loan or (b) one hundred percent (100%) of the Net Forced Liquidation Value of Eligible Equipment acquired with the proceeds of the 2014 Capex Term Loan, then Company, shall immediately prepay the unpaid principal of the 2014 Capex Term Note in the amount of such excess.

(f)            Collection of Prepayments and Related Fees.  All 2014 Capex Term Loan prepayments, including mandatory prepayments and prepayments due on the Termination Date, must be accompanied by any prepayment and Fixed Rate Advance breakage fees (if any) payable under this Agreement, which will be applied to the most remote principal installments then due and payable.  Any prepayments of principal and any related fees shall be collected by Wells Fargo through a debit to the 2014 Capex Term Note and a simultaneous Line of Credit Advance in the same amount, or by such other method as the parties may agree.”

4.             Interest and Interest Related Matters.  Section 1.8(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

1.8          Interest and Interest Related Matters.

(a)                                 Interest Rates Applicable to Line of Credit and Term Loan.  Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note, and the unpaid principal balance of the Term Loans evidenced by the Term Notes, shall accrue interest at an annual interest rate calculated as follows:

Floating Rate Pricing

(i)                                     The “Floating Rate” for Line of Credit Advances = An interest rate equal to Daily Three Month LIBOR plus two and one-half of one percent (2.50%), which interest rate shall change whenever Daily Three Month LIBOR changes;

(ii)                                  The “Floating Rate” for the Term Loans = An interest rate equal to Daily Three Month LIBOR plus three percent (3.00%), which interest rate shall change whenever Daily Three Month LIBOR changes;

5.             Financial Covenants.  Section 5.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a)           Minimum Earnings Before Taxes.  Company shall achieve, during each period described below, Earnings Before Taxes of not less than the amount set forth for each such period (numbers appearing between “< >“ are negative):

Period	Min. Earnings Before Taxes
Through March 31, 2014	$	<100,000	>
Through June 30, 2014		$0
Through September 30, 2014		$100,000
Through December 31, 2014		$250,000

(b)           Minimum Debt Service Coverage Ratio.  Company shall maintain, during each period described below, a Debt Service Coverage Ratio, determined on a rolling twelve-month basis, of not less than the ratio set forth for each such period:

Period	Min. Debt Service Coverage Ratio
Through March 31, 2014	1.00 to 1.00
Through June 30, 2014	1.00 to 1.00
Through September 30, 2014	1.00 to 1.00
Through December 31, 2014	1.20 to 1.00

(c)           Capital Expenditures.  Company shall not incur or contract to incur Capital Expenditures of more than (i) $2,500,000 in the aggregate during Company’s fiscal year ending December 31, 2014, and (ii) zero for each subsequent year until Company and Wells Fargo agree on limits on Capital Expenditures for subsequent periods based on Company’s projections for such periods.

(d)           Stop Loss.  Company shall not, during any single month, suffer a pre-tax Net Loss in excess of $250,000.00, commencing with the month of January, 2014.

(e)           New Covenants.  On or before January 31, 2015, the Company and Wells Fargo shall agree on new covenant levels for Section 5.2, for periods after December 31, 2014.  The new covenant levels will be based on the Company’s projections for such periods and shall be no less stringent than the present levels.  The failure of agreement between Company and Wells Fargo to set reasonable covenants shall be deemed an Event of Default.

6.             Compliance Certificate.  Exhibit E to the Credit Agreement is hereby replaced with Exhibit E attached hereto.

7.             Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with executed copies (as applicable) of the following:

(a)           A 2014 Capex Term Note.

(b)           A Sixth Amendment to Letter of Credit and Reimbursement Agreement.

(c)           A Certificate of Authority of the Company; and

(d)           Such other matters as Wells Fargo may require.

8.             Representations and Warranties. The Company hereby represents and warrants to Wells Fargo as follows:

(a)           The Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by the Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the articles of incorporation or by-laws of the Company, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

9.             References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the

Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

10.          No Other Waiver.  The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

11.          Release. The Company hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

12.          Costs and Expenses. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Company specifically agrees to pay all fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under Paragraph 6 of this Amendment.

13.          Miscellaneous. This Amendment may be executed in any number of counterparts including by facsimile or electronic (pdf) transmission, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

WELLS FARGO BANK,		NORTECH SYSTEMS INCORPORATED
NATIONAL ASSOCIATION

By:	/s/ Thomas G. Hedberg	By:	/s/ Paula M. Graff
	Thomas G. Hedberg	Name:	Paula M. Graff
	Its Vice President	Its:	CFO

[Signature Page to Sixth Amendment to Third Amended
and Restated Credit and Security Agreement dated as of March    , 2014]

Exhibit E to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:                             Wells Fargo Bank, National Association
Date:                  May 16, 2014
Subject:   Financial Statements

In accordance with our Third Amended and Restated Credit and Security Agreement dated May 27, 2010 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Nortech Systems Incorporated (the “Company”) dated [                              , 201    ] (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”).  All terms used in this certificate have the meanings given in the Credit Agreement.

A.                                    Preparation and Accuracy of Financial Statements.  I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present Company’s financial condition as of the Reporting Date.

B.                                    Name of Company; Merger and Consolidation.  I certify that:

(Check one)

☐                                    Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐                                    Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Wells Fargo in an Authenticated Record, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

C.                                    Events of Default.  I certify that:

(Check one)

☐                                    I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐                                    I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

D.                                    Litigation Matters.  I certify that:

(Check one)

☐                                    I have no knowledge of any material adverse change to the litigation exposure of Company or any of its Affiliates or of any Guarantor.

☐                                    I have knowledge of material adverse changes to the litigation exposure of Company or any of its Affiliates or of any Guarantor not previously disclosed in Exhibit D, as more fully described in the statement of facts attached to this Certificate.

E.                                     Financial Covenants.  I further certify that:

(Check and complete each of the following)

1.                                      Minimum Earnings Before Taxes.  Pursuant to Section 5.2(a) of the Credit Agreement, Company’s Earnings Before Taxes for the fiscal year-to-date period ending on the Reporting Date, was $                          , which ☐  satisfies ☐  does not satisfy the requirement that such amount be not less than the applicable amount set forth in the table below (numbers appearing between “< >“ are negative) on the Reporting Date:

Period	Min. Earnings Before Taxes
Through March 31, 2014	$	<100,000	>
Through June 30, 2014		$0
Through September 30, 2014		$100,000
Through December 31, 2014		$250,000

2.                                      Minimum Debt Service Coverage Ratio.  Pursuant to Section 5.2(b) of the Credit Agreement, as of the Reporting Date, Company’s Debt Service Coverage Ratio measured on a rolling twelve-month basis was              to 1.00, which ☐ satisfies ☐ does not satisfy the requirement that such ratio be not less than the applicable ratio set forth in the table below for such period as of the Reporting Date:

Period	Min. Debt Service Coverage Ratio
Through March 31, 2014	1.00 to 1.00
Through June 30, 2014	1.00 to 1.00
Through September 30, 2014	1.00 to 1.00
Through December 31, 2014	1.20 to 1.00

3.                                      Capital Expenditures.  Pursuant to Section 5.2(c) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, Company has expended or contracted to expend during the fiscal year ended December 31, 2014 for Capital Expenditures, $                                 in the aggregate, which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $2,500,000 in the aggregate.

4.                                      Stop Loss.  Pursuant to Section 5.2(d) of the Credit Agreement, for the month ending on the Reporting Date, Company has suffered a Net Loss of $                            , which

☐ satisfies ☐ does not satisfy the requirement that Company suffer a Net Loss in any single month not in excess of $250,000.

5.                                      Due From Affiliate.  Pursuant to Section 5.6(d) of the Credit Agreement, as of the Reporting Date, Company has $                             in affiliate loans or advances due from Manufacturing & Assembly Solutions of Monterrey S DE RL DE CV, which ☐ satisfies ☐ does not satisfy the requirement that Company not have loans or advances to Manufacturing & Assembly Solutions of Monterrey S DE RL DE CV, in an aggregate amount in excess of $10,750,000 at any time.

6.                                      Salaries.  Company ☐ has ☐ has not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation to any Director, Officer or consultant, or any member of their families, as of the Reporting Date, and ☐ has ☐ has not paid any increase in such amounts (on a year over year basis, as of the Reporting Date) from any source other than profits earned in the year of payment, and as a consequence Company ☐ is ☐ is not in compliance with Section 5.8 of the Credit Agreement.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

By:
Its: Chief Financial Officer